SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549

                            FORM 12b-25

                                          Commission File Number 0-25638
                                                                 0-25690

      (Check One): [ ] Form 10-K      [ ] Form 11-K
                   [ ] Form 20-F      [X] Form 10Q

[ ] Form N-SAR

      For Period Ended:
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[ ] Transition Report on Form 10-K   [ ] Transition Report on Form 10-Q

[ ] Transition Report on Form 20-K   [ ] Transition Report on Form N-SAR

[ ] Transition Report on Form 11-K

      For the Transition Period Ended:
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      Nothing in this form shall be construed to imply that the
Commission has verified any information contained therein.

      If the notification relates to a portion of the filing
checked above, identify the item(s) to which the notification relates:
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                              PART I
                      REGISTRANT INFORMATION

Full name of registrant   NYNEX CableComms Group PLC
                          NYNEX CableComms Group Inc.
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Former name if applicable

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Address of principal executive office (Street and number)

The Tolworth Tower, Ewell Road
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City, state and zip code   Surbiton, Surrey KT6 7ED,
                           United Kingdom
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                              PART II
                      RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check appropriate box.)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


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[X]   (b) The subject annual report, semi-annual report,
      transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                             PART III
                            NARRATIVE

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                             PART IV
                        OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

Robert Drolet, Esq.                      00-44-171-528-2000
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      (Name)                       (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) has been filed? If the answer is no, identify report(s).

                   [X] Yes        [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                   [X] Yes        [ ] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                    NYNEX CableComms Group PLC
                                    NYNEX CableComms Group Inc.


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  15-08-97                By  /s/ Robert Drolet
                                 -----------------------
                                     Robert Drolet


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